Exhibit 4(a)

PPL

EMPLOYEE STOCK OWNERSHIP PLAN

EFFECTIVE JANUARY 1, 1975

Amended and Restated
Effective January 1, 2002

PPL

EMPLOYEE STOCK OWNERSHIP PLAN

EFFECTIVE January 1, 1975

TABLE OF CONTENTS

ARTICLE	PAGE

I.	PURPOSE	I-1

II.	DEFINITIONS	II-1

2.1	Account	II-1
2.2	Affiliated Company or Affiliated Companies	II-1
2.3	Board of Directors	II-1
2.4	Code	II-2
2.5	Compensation	II-2
2.6	Credited Service	II-2
2.7	Deferred Savings Plan	II-3
2.8	Dividend-based Contribution	II-3
2.9	Effective Date	II-3
2.10	Eligible Employee	II-3
2.11	Employee	II-3
2.12	Employee Benefit Plan Board	II-4
2.13	Employee Savings Plan	II-4
2.14	ERISA	II-4
2.15	Fund	II-4
2.16	Highly Compensated Eligible Employee	II-4
2.17	Hour of Service	II-5
2.18	Leased Employee	II-6
2.19	Matching Contributions	II-6
2.20	Market Value	II-6
2.21	Officer	II-7
2.22	Participant	II-7
2.23	Participating Company	II-7
2.24	PAYSOP Contributions	II-7
2.25	Plan	II-7
2.26	Plan Year	II-7
2.27	PPL	II-7
2.28	PPL Corporation	II-7
2.29	Qualified Military Service	II-8
2.30	Retirement Plan	II-8
2.31	Returning Veteran	II-8
2.32	Spouse	II-8
2.33	Stock	II-8
2.34	Total Disability	II-8
2.35	TRASOP Contributions	II-8
2.36	Trust or Trust Agreement	II-8
2.37	Trustee	II-8
2.38	Uniformed Services	II-8
2.39	Valuation Date	II-9

III	ELIGIBILITY	III-1

3.1	Eligibility.	III-1
3.2	Participation	III-1
3.3	Reemployment after Break of Service	III-2
3.4	Officers, Directors, and Shareholders	III-2
3.5	Rights Affected	III-2
3.6	Data	III-2

IV.	CONTRIBUTIONS TO THE FUND	IV-1

4.1	TRASOP Contributions	IV-1
4.2	Matching Contributions	IV-1
4.3	PAYSOP Contributions	IV-1
4.4	Dividend-based Contribution	IV-1
4.5	Investment in Stock	IV-1

V.	ALLOCATION	V-1

5.1	Accounts	V-1
5.2	Allocation of Contributions	V-1
5.3	Allocation of Earnings.	V-2
5.4	Special Allocation Rule	V-3
5.5	Maximum Allocation	V-3

VI.	PATICIPANTS’ ACCOUNTS	VI-1

6.1	Accounts	VI-1
6.2	Valuation	VI-1
6.3	Accounting for Allocations	VI-1

VII.	DISTRIBUTION	VII-1

7.1	General	VII-1
7.2	Death	VII-1
7.3	Beneficiary Designation.	VII-1
7.4	Disability.	VII-2
7.5	Termination of Employment	VII-3
7.6	Valuation for Distribution	VII-3
7.7	Timing of Distribution.	VII-4
7.8	Mode of Distribution	VII-6
7.9	Withdrawals.	VII-6
7.10	Optional Direct Transfer of Eligible Rollover Distributions.	VII-8

VIII.	ADMINISTRATION	VIII-1

8.1	Administration by Employee Benefit Plan Board.	VIII-1
8.2	Duties and Powers of Employee Benefit Plan Board and Administrative Committee.	VIII-2
8.3	Reliance on Reports and Certificates	VIII-4
8.4	Functions	VIII-4
8.5	Indemnification of the Employee Benefit Plan Board	VIII-4
8.6	Allocation of Fiduciary Responsibilities	VIII-5

IX.	THE FUND	IX-1

9.1	Designation of Trustee	IX-1
9.2	Exclusive Benefit	IX-1
9.3	No Interest in Fund	IX-1
9.4	Trustee	IX-1
9.5	Expenses	IX-1

X.	AMENDMENT OR TERMINATION OF THE PLAN	X-1

10.1	Amendment	X-1
10.2	Termination	X-2
10.3	Special Rule	X-2
10.4	Merger	X-3

XI.	TOP HEAVY PROVISIONS	XI-1

11.1	General	XI-1
11.2	Definitions	XI-1
11.3	Minimum Contributions for Non-Key Employees.	XI-4
11.4	Social Security	XI-6

XII.	GENERAL PROVISIONS	XII-1

12.1	No Employment Rights	XII-1
12.2	Source of Benefits	XII-1
12.3	Governing Law	XII-1
12.4	Spendthrift Clause.	XII-1
12.5	Incapacity	XII-2
12.6	Gender and Number	XII-3
12.7	Voting or Tendering Stock	XII-3
12.8	Use of Loan Proceeds	XII-6
12.9	Put Option	XII-6
12.10	Compliance with Rule 16b-3	XII-7

XIII.	TREATMENT OF RETURNING VETERANS	XIII-1

13.1	Applicability and Effective Date	XIII-1
13.2	Eligibility to Participate	XIII-1
13.3	Restoration of Dividend-based Contributions	XIII-1
13.4	Determination of Compensation	XIII-1
13.5	Application of Certain Limitations	XIII-2
13.6	Administrative Rules and Procedures	XIII-2

Appendix A	1

Schedule A	A-1

Schedule B	B-1

WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Employee Stock Ownership Plan, effective July 1, 2000, on behalf of various affiliated companies; and
WHEREAS, PPL desires to further amend and restate the PPL Employee Stock Ownership Plan,
NOW, THEREFORE, effective January 1, 2002, except as may be provided to the contrary herein, the PPL Employee Stock Ownership Plan is amended as hereinafter set forth:

ARTICLE I
PURPOSE

1.1 The purpose of this Plan is to provide Employees some ownership of stock of PPL Corporation, without requiring any reduction in pay or other employee benefits, or the surrender of any other rights on the part of Employees, and to invest primarily in the stock of PPL Corporation.

ARTICLE II
DEFINITIONS

2.1 "Account" shall mean the separate record maintained at the direction of the Employee Benefit Plan Board which represents the individual interest of a Participant in the Fund.
2.2 "Affiliated Company" or "Affiliated Companies" shall mean with respect to any Participating Company, (a) any corporation that is a member of a controlled group of corporations, as determined under section 414(b) of the Code, which includes such Participating Company; (b) any member of an affiliated service group, as determined under section 414(m) of the Code, of which such Participating Company is a member; (c) any trade or business (whether or not incorporated) that is under common control with such Participating Company, as determined under section 414(c) of the Code; and (d) any other organization or entity which is required to be aggregated with the Participating Company under section 414(o) of the Code and regulations issued thereunder. "50% Affiliated Company" means an Affiliated Company, but determined with "more than 50%" substituted for the phrase "at least 80%" in section 1563(a) of the Code, when applying sections 414(b) and (c) of the Code.
2.3 "Board of Directors" shall mean the Board of Directors of PPL or the Executive Committee of the Board of Directors with respect to any powers which have been assigned thereto by the Board of Directors. Effective upon the closing of the PPL Corporation corporate realignment pursuant to which PPL will separate its electric generation and energy marketing operations from its regulated electric transmission and distribution business,“Board of Directors” shall mean the Board of Directors of PPL Services Corporation.
2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time or any predecessor or successor thereto.
2.5 "Compensation" shall have the meaning set forth in Schedule A, for Participants in the Participating Company listed therein, except as provided in the next sentence. Solely for purposes of the maximum allocation rules of Section 5.5 and the definition of “Highly Compensated Eligible Employee” in this Article, “Compensation” shall mean total wages as reported in the box titled “Wages, tips, other compensation” of Form W-2 (i.e. wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) plus salary reduction contributions and other amounts excluded from gross income under section 125 (relating to cafeteria plans), 132(f)(4) (relating to qualified transportation fringe benefit plans), 402(e)(3) (relating to section 401(k) cash or deferred plans), 402(h)(1)(B) (relating to simplified employee pensions) or 403(b) (relating to tax-deferred annuities) of the Code; and compensation deferred under an eligible deferred compensation plan within the meaning of section 457(b) of the Code.
2.6 "Credited Service" shall mean that portion of an Employee's employment with PPL and all Affiliated Companies which is used to calculate the Employee's eligibility for participation and vesting status hereunder.
2.7 "Deferred Savings Plan" shall mean the PPL Deferred Savings Plan.
2.8 "Dividend-based Contribution" shall mean the contribution made by a Participating Company or PPL Corporation in accordance with Section 4.4.
2.9 "Effective Date" shall mean January 1, 2002, the effective date of this amended and restated Plan, except as provided to the contrary herein. The Plan was effective originally on January 1, 1975.
2.10 "Eligible Employee" shall mean an Employee who has satisfied the eligibility requirements of Section 3.1.
2.11 "Employee" shall mean each person who is classified by a Participating Company as a common law employee of such Participating Company, and who:
(a) is classified by the Participating Company as (1) a Managers Compensation Plan employee, (2) a Professional Associate - Part-Time, (3) an Administrative Associate - Part-Time, or (4) a Specific Professional; or
(b) is a member of the International Brotherhood of Electrical Workers and is in a classification eligible to participate in this Plan pursuant to a collective bargaining agreement between such union and a Participating Company.
An individual who is not classified by a Participating Company as a common law employee shall not be an Employee regardless of whether (1) the individual is considered an employee by reason of being a leased employee (whether or not within the meaning of section 414(n) or (o) of the Code), (2) the individual is classified by a Participating Company as an independent contractor, or (3) for employment tax or other purposes, the individual is subsequently determined to be a common law employee, or not to be a leased employee or independent contractor. For purposes of determining eligibility under the Plan, the classification to which an individual is assigned by a Participating Company shall be final and conclusive, regardless of whether a court, a governmental agency or any entity subsequently finds that such individual should have been assigned to a different classification.
2.12 "Employee Benefit Plan Board" shall mean the Board described in Article VIII.
2.13 "Employee Savings Plan" shall mean the PPL Employee Savings Plan (prior to February 14, 2000, the PP&L Employee Savings Plan).
2.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
2.15 "Fund" shall mean the separate fund established for this Plan, administered under the Trust Agreement, out of which benefits payable under this Plan shall be paid.
2.16 "Highly Compensated Eligible Employee" shall mean an Eligible Employee who:
(a) is a five-percent owner, as defined in section 416(i)(1) of the Code, either for the current Plan Year or the immediately preceding Plan Year; or

(b) (1) received more than $80,000 (as indexed) in Compensation in the immediately preceding Plan Year, from a Participating Company or an Affiliated Company; and
(2) was among the top 20% of Employees of the Participating Company and Affiliated Companies ranked by Compensation in the immediately preceding Plan Year (excluding Employees described in section 414(q)(5) of the Code to the extent (A) permitted under the Code and regulations thereunder and (B) elected by the Employee Benefit Plan Board, for purposes of identifying the number of Employees in the top 20%).
2.17 "Hour of Service" shall mean an hour for which:
(a) an employee is directly or indirectly paid or entitled to payment by PPL or an Affiliated Company for the performance of employment duties;
(b) back pay, irrespective of mitigation of damages, is either awarded or agreed to; or
(c) an employee is directly or indirectly paid or entitled to payment by PPL or an Affiliated Company on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence.
There shall be excluded from the foregoing those periods during which payments are made or due under a plan maintained solely for the purpose of complying with applicable workers' for the compensation, unemployment compensation or disability insurance laws. No more than 501 Hours of Service shall be credited under Subsection (c) on account of any single continuous period during which no duties are performed except to the extent otherwise provided in this Plan. An Hour of Service shall not be credited where an employee is being reimbursed solely for medical or medically related expenses. An Hour of Service shall be credited in accordance with the rules set forth in U.S. Department of Labor Reg. §2530.200b-2(b) and (c).
Hours of Service shall also be credited for any individual who is considered a leased employee for purposes of this Plan under section 414(n) of the Code.
Notwithstanding the foregoing, Hours of Service shall be credited for an employee for whom no records of hours are maintained on the basis of 45 Hours of Service for each week of employment.
2.18 “Leased Employee” shall mean any person (other than an employee of a Participating Company or Affiliated Company) who pursuant to an agreement between a Participating Company or Affiliated Company and any other person (“leasing organization”) has performed services for a Participating Company or Affiliated Company (or for a Participating Company or Affiliated Company and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, which services are performed under primary direction or control of a Participating Company or Affiliated Company.
A Leased Employee shall not be considered an employee of a Participating Company or Affiliated Company if (a) such individual is covered by a money purchase pension plan maintained by the leasing organization and providing (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under section 125, section 132(f)(4), section 402(e)(3), section 402(h)(1)(B) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (b) leased employees do not constitute more than 20 percent of the recipient’s nonhighly compensated work force.
2.19 "Matching Contributions" shall mean the contributions made by Participants in accordance with Section 4.2.
2.20 "Market Value" shall mean, with respect to the Stock the average of the closing prices of the Stock based on consolidated trading as defined by the Consolidated Tape Association and reported as part of the consolidated trading prices of New York Stock Exchange listed securities for the twenty consecutive trading days immediately preceding the date on which the Stock is contributed to the Plan.
2.21 "Officer" shall mean those persons who are defined as officers in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.
2.22 "Participant" shall mean an Employee entitled to participate in this Plan under Article III hereof or any former Employee for whom an Account is maintained under the Plan.
2.23 "Participating Company" shall mean PPL (prior to February 14, 2000, PP&L, Inc.), PPL EnergyPlus, LLC (prior to February 14, 2000, PP&L EnergyPlus Co., LLC) and each other Affiliated Company which is authorized by the Board to adopt this Plan by action of its board of directors, as Listed in Appendix A.
2.24 "PAYSOP Contributions" shall mean the contributions made by PPL in accordance with Section 4.3.
2.25 "Plan" shall mean the PPL Employee Stock Ownership Plan (prior to February 14, 2000, the PP&L Employee Stock Ownership Plan), an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code, as set forth herein and as hereafter amended from time to time.
2.26 "Plan Year" shall mean the fiscal year of PPL, which shall commence each January 1 and end on the next following December 31.
2.27 "PPL" shall mean PPL Services Corporation and its successors. Prior to February 14, 2000, “PPL” shall mean PP&L, Inc.
2.28 “PPL Corporation” shall mean PPL Corporation and its successors. Prior to February 14, 2000, “PPL Corporation” shall mean PP&L Resources, Inc.
2.29 "Qualified Military Service" means any service (either voluntary or involuntary) by an individual in the Uniformed Services if such individual is entitled to reemployment rights with a Participating Company with respect to such service.
2.30 "Retirement Plan" shall mean the PPL Retirement Plan.
2.31 "Returning Veteran" means a former Employee who on or after December 12, 1994, returns from Qualified Military Service to employment by a Participating Company within the period of time during which his reemployment rights are protected by law.
2.32 "Spouse" shall mean the person to whom a Participant is married on any date of reference.
2.33 "Stock" shall mean the common stock of PPL Corporation.
2.34 "Total Disability" shall mean a disability of a nature which renders a Participant eligible to participate in PPL's Long Term Disability Plan.
2.35 "TRASOP Contributions" shall mean the contributions made by PPL in accordance with Section 4.1.
2.36 "Trust" or "Trust Agreement" shall mean the Agreement and Declaration of Trust, if any, executed under this Plan.
2.37 "Trustee" shall mean the corporate Trustee or one or more individuals collectively appointed and acting under the Trust Agreement, if any.
2.38 "Uniformed Services" means the Armed Forces, the Army National Guard and Air National Guard (when engaged in active duty for training, inactive duty training, or full-time National Guard duty), the commissioned corps of the Public Health Service, and any other category of persons designated by the President of the United States in time of war or emergency.
2.39 "Valuation Date" shall mean the last day of each Plan Year and each interim date on which a valuation of the Fund is made.

ARTICLE III
ELIGIBILITY

3.1 Eligibility.
(a) All persons who were participants in the Plan immediately prior to the Effective Date and who are in the employ of a Participating Company on the Effective Date shall be Participants hereunder as of such date. All Employees as of the Effective Date (but who are not eligible to participate under the preceding sentence) who have completed one year of Credited Service shall be Participants as of that date. Effective before July 31, 2006, other Employees shall become Participants on the first day of the calendar month next following the date on which an Employee completes one year of Credited Service, or if later, on which an individual becomes an Employee. Effective on and after July 31, 2006, other Employees shall become Participants on the first day of the calendar month next following the date on which an individual becomes an Employee. A "year of Credited Service," for the purposes of this Article, shall require completion of at least 1,000 Hours of Service during the 12 months from commencement of employment. An Employee who fails to complete 1,000 Hours of Service during his initial 12 months of employment shall complete a year of Credited Service as of the end of any Plan Year in which he completes 1,000 Hours of Service; provided, however, that the first Plan Year during which such Employee shall have the opportunity to complete such 1,000 Hours of Service shall include the anniversary of his commencement of employment.
(b) An Employee may elect in writing not to become a Participant by filing such election with the Employee Benefit Plan Board.
3.2 Participation. A Participant shall share in contributions under Article V for any Plan Year during which he (a) completes at least one Hour of Service and (b) receives Compensation. A Participant shall cease to be a Participant on the date on which his entire Account is distributed to him. Notwithstanding the foregoing, for Plan Year 1990, any Participant who is totally and permanently disabled shall share in contributions under Article V.
3.3 Reemployment after Break of Service. In the event a Participant ceases to be an Employee and subsequently again becomes an Employee, he shall be readmitted as a Participant as of the date of his reemployment.
3.4 Officers, Directors, and Shareholders. Officers, directors, and shareholders of a Participating Company who are Participants shall participate in the Plan on the same basis as other Participants.
3.5 Rights Affected. Except as expressly provided to the contrary in the Plan, any former Employee who has retired or whose employment has terminated before the Effective Date shall receive no additional rights as a result of this amended and restated Plan, but shall have his rights and benefits determined solely under the Plan as it existed prior to the Effective Date. However, any former Employee who has terminated employment and who is reemployed as an Employee after the Effective Date shall have the rights and benefits provided hereunder.
3.6 Data. Each Participant shall furnish to the Employee Benefit Plan Board such data as may be considered necessary by the Employee Benefit Plan Board for the determination of his rights and benefits under the Plan.

ARTICLE IV
CONTRIBUTIONS TO THE FUND

4.1 TRASOP Contributions. Prior to January 1, 1983, PPL contributed certain TRASOP contributions subject to section 409 of the Code. Effective January 1, 1983, no further TRASOP contributions shall be made.
4.2 Matching Contributions. Prior to January 1, 1983, Participants contributed certain Matching Contributions to be matched by PPL TRASOP contributions. Effective January 1, 1983, no further Matching Contributions shall be made.
4.3 PAYSOP Contributions. Prior to January 1, 1987, PPL contributed certain PAYSOP contributions subject to section 409 of the Code. Effective January 1, 1987, no further PAYSOP contributions shall be made.
4.4 Dividend-based Contribution. Commencing with the 1990 Plan Year, a Participating Company or PPL Corporation may contribute to the Plan an amount determined at the sole discretion of PPL or PPL Corporation relating to the reduction in taxes arising out of the payment of dividends to participants and the contribution thereof to the Plan. The Dividend-based Contribution is in addition to contributions made pursuant to Sections 4.1, 4.2 and 4.3. All contributions by PPL, PPL Corporation or a Participating Company are expressly conditioned upon their deductibility for federal income tax purposes.
4.5 Investment in Stock. All TRASOP, PAYSOP, Dividend-based, and Matching Contributions may be in cash or in Stock; provided, however, that if a Contribution is in cash, the Trustee shall use such Contribution to purchase Stock from PPL Corporation or others, effective July 31, 2006, with the exception of such funds necessary to implement a Participant’s direction for investment in investment options for diversification of investments pursuant to Code Section 401(a)(28)(B) and Section 7.9(b) of the Plan. If a Contribution is in Stock, the number of shares contributed will be determined by the Market Value of the Stock.

ARTICLE V
ALLOCATION

5.1 Accounts. A separate Account shall be created for each Participant. Separate subaccounts shall also be maintained with respect to the Stock acquired with (a) TRASOP and PAYSOP Contributions, (b) Matching Contributions and (c) Dividend-based Contributions. Additional subaccounts may be established at the Employee Benefit Plan Board's discretion.
5.2 Allocation of Contributions. Contributions made for any Plan Year shall be allocated among the Participants entitled to share in the allocation of contributions pursuant to Section 3.2 in accordance with the following rules.
(a) Subject to Section 5.2(b), Stock acquired with the Dividend-based Contribution made with respect to a Plan Year shall be allocated, as of the close of such Plan Year, as follows:
(1)
75% of the Dividend-based Contribution shall be allocated to the Account of each Participant to whom or on whose behalf dividends were paid at any time during the portion of such Plan Year in which the Participant was an Employee. The amount of such Stock allocated to each Participant's Account shall bear the same proportion to the total amount of such Stock allocated with respect to such Plan Year as the amount of dividends paid to such Participant during the portion of the Plan Year in which he was an Employee bears to the total amount of dividends paid to all Participants during the portion of such Plan Year in which they were Employees; and

(2)
25% of the Dividend-based Contribution shall be allocated to the Account of each Participant who was a Participant at any time during such Plan Year. The amount of such Stock allocated to each Participant's Account shall bear the same proportion to the total amount of such Stock allocated with respect to such Plan Year as the amount of the Compensation paid to such Participant bears to the total Compensation paid to all Participants during such Plan Year.

(b) In the event the allocation under Section 5.2(a)(1) fails the general test as set forth in Treas. Reg. section 1.401(a)(4)-2(c), the percentage of such contribution to be allocated under Section 5.2(a)(1) shall be decreased and the percentage of such contribution to be allocated under Section 5.2(a)(2) shall be correspondingly increased until the allocation under Section 5.2(a)(1) passes such general test. For purposes of the preceding sentence, the general test shall be performed without imputing disparity and without cross-testing, in accordance with any method permitted under Treas. Reg. 1.401(a)(4)-2(c) and related regulations, provided the general test is passed using such method; if the general test is failed using all methods permitted under Treas. Reg. 1.401(a)(4)-2(c) and related regulations, the general test shall be performed in accordance with the method that causes the smallest required adjustment under the preceding sentence in the relative percentages under Section 5.2(a)(1) and (2).
5.3 Allocation of Earnings.
(a) Any cash dividends paid prior to July 1, 2003 with respect to Stock that is allocated to a Participant's Account as of the record date of such dividend shall be paid no later than 90 days after the close of the Plan Year to the Participant in cash either by the Trustee or directly by PPL, a Participating Company or PPL Corporation.
(b) Any cash dividends paid on or after July 1, 2003 with respect to Stock that is allocated to a Participant’s Account as of the record date of such dividend shall be, as elected by the Participant in the manner and at the time prescribed by the Employee Benefit Plan Board, (1) distributed in cash to the Participant as soon as administratively practicable following the date such dividend is paid by PPL Corporation (but in no event later than 90 days after the close of the Plan Year in which such dividend is paid by PPL Corporation) or (2) credited to the Participant’s Account and invested in additional Stock. Dividends that are invested in Stock in the Plan pursuant to an election under section 404(k)(A)(iii) of the Code shall be treated as earnings under the Plan. Pursuant to rules established by the Employee Benefit Plan Board, a Participant’s failure to elect either a cash distribution or investment in Stock shall be deemed an election of cash distribution.
(c) Effective July 1, 2003, any non-cash distributions paid with respect to Stock allocated to a Participant’s Account shall be credited to the Participant’s Account and invested in additional Stock and treated as earnings under the Plan.
5.4 Special Allocation Rule. No Participant may receive an allocation under the Dividend-based Contribution provided for in Section 5.2(a) above which equals or exceeds 5% of such Participant's Compensation for the Plan Year for which such allocation is being made.
5.5 Maximum Allocation. Notwithstanding anything in this Article to the contrary, in no event shall contributions under the Plan violate the limitations set forth in section 415 of the Code, which are hereby incorporated into the Plan.
If the amount otherwise allocable to the accounts of a Participant would exceed the limitations of section 415 of the Code as a result of a reasonable error in estimating the Participant's Compensation, the Employee Benefit Plan Board shall determine which portion of such excess amount is attributable to the Participant's (1) voluntary after-tax employee contributions under the Employee Savings Plan or Deferred Savings Plan, (2) before-tax elective deferrals under the Employee Savings Plan or Deferred Savings Plan, (3) company matching contributions under the Deferred Savings Plan or Employee Savings Plan, (4) contributions under other plans maintained by a Participating Company or 50% Affiliated Company, and (5) Dividend-based Contributions under Article IV; and the following action shall be taken, in the order of priority set forth below.
(a) Amounts attributable to voluntary after-tax employee contributions under the Employee Savings Plan or Deferred Savings Plan and earnings thereon shall be returned to the Participant.
(b) Amounts attributable to before-tax elective deferrals under the Employee Savings Plan or Deferred Savings Plan and earnings thereon shall be returned to the Participant.
(c) Amounts attributable to company matching contributions under the Deferred Savings Plan or Employee Savings Plan will be held in a suspense account until the following Plan Year at which time the amounts will be used to reduce matching contributions for the year.
(d) Amounts attributable to contributions made under other plans maintained by a Participating Company or 50% Affiliated Company shall be corrected as provided in such plans.
(e) Amounts attributable to excess Dividend-based Contributions under this Plan shall be allocated to the accounts of other Participants in accordance with Section 5.2. Any excess Contributions or Stock purchased with such Contributions which cannot be allocated in a Plan Year to Participants' Accounts shall be held in a suspense account until the Plan Year in which it is first possible to allocate such Contributions or Stock to Participants' Accounts.

ARTICLE VI
PARTICIPANTS' ACCOUNTS

6.1 Accounts. All contributions and earnings thereon may be invested in one commingled Fund for the benefit of all Participants. However, in order that the interest of each Participant may be accurately determined and computed, a separate Account shall be maintained for each Participant which shall represent his interest in the Fund.
6.2 Valuation. The value of each investment medium in the Fund shall be computed by the Trustee as of the close of business on each Valuation Date on the basis of the fair market value of all assets of the Fund.
6.3 Accounting for Allocations. The Employee Benefit Plan Board shall provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants' Accounts provided for in this Article. From time to time, such procedures may be modified for the purpose of achieving equitable and nondiscriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Article.

ARTICLE VII
DISTRIBUTION

7.1 General. The interest of each Participant in the Fund shall be distributed in the manner, in the amount and at the time provided in this Article, except that in the event of termination of the Plan the provisions of Article X shall govern. Prior to July 1, 2003, each Participant shall have a nonforfeitable right to all Stock allocated to his Account, except as set forth in Sections 4.1(f), 4.7(c) and 5.5. Effective July 1, 2003, except as set forth in Section 5.5, each Participant shall have a nonforfeitable right to his Account including Stock or other amounts that are attributable to cash dividends paid on Stock to which the Participant has made or is deemed to have made an investment election pursuant to section 404(k)(A)(iii) of the Code. The provisions of this Article shall be construed in accordance with section 401(a)(9) of the Code and regulations thereunder.
7.2 Death. If a Participant dies either while in the employment of a Participating Company or after termination of employment but prior to the commencement of benefit payments, the full amount of his interest in the Fund shall be paid to the Participant's beneficiary in a single sum.
7.3 Beneficiary Designation.
(a) Death benefits under the Plan shall be paid to the surviving Spouse of a Participant, including the Spouse of a Participant who has retired or whose employment has terminated before the Effective Date, (1) unless (A) such Spouse consents in writing not to receive such benefit and consents to the specific beneficiary designated by the Participant, (B) such consent acknowledges its own effect, and (C) such consent is witnessed by a notary public; or (2) unless the Participant establishes to the satisfaction of a Plan representative either that he has no Spouse, that his Spouse cannot be located, or that his Spouse's consent is not required under such other circumstances as are prescribed under governmental regulations.
(b) Except as provided in this Section, each Participant shall have the unrestricted right at any time to designate the beneficiary or beneficiaries who shall receive, upon or after his death, his interest in the Fund by executing and filing with the Employee Benefit Plan Board a written instrument in such form as may be prescribed by the Employee Benefit Plan Board for that purpose. Except as provided in this Section, the Participant shall have the unrestricted right to revoke and to change, at any time and from time to time, any beneficiaries previously designated by him by executing and filing with the Employee Benefit Plan Board a written instrument in such form as may be prescribed by the Employee Benefit Plan Board for that purpose. No designation, revocation or change of beneficiaries shall be valid and effective unless and until filed with the Employee Benefit Plan Board.
If no designation is made, or if the beneficiaries named in such designation predecease the Participant, or if the beneficiary cannot be located by the Employee Benefit Plan Board, the interest of the deceased Participant shall be paid to the surviving spouse or if none, to the Participant's estate.
The amount payable upon the death of a Participant shall be paid in Stock or cash as elected by the recipients.
7.4 Disability.
(a) If a Participant suffers a Total Disability prior to his termination of employment with PPL and all Affiliated Companies and is on inactive status on account of such Total Disability, the full amount of his interest in the Fund shall be paid to him or applied for his benefit upon Participant's consent in writing to such payment or application following the determination of his Total Disability in accordance with the provisions of this Article VII.
(b) Total Disability shall be determined by the Employee Benefit Plan Board which may consult with a medical examiner selected by it. The medical examiner shall have the right to make such physical examinations and other investigations as may be reasonably required to determine Total Disability.
7.5 Termination of Employment. Upon a Participant's retirement or other termination of employment with PPL and all Affiliated Companies, he shall be entitled to receive his interest in the Fund. Subject to Subsection 7.7(c), (a) if the value of his interest in the Fund exceeds $5,000 ($1,000 effective Mach 28, 2005), his interest shall not be paid to him or applied for his benefit until (1) he consents in writing to such payment or application, or (2) he attains his 65th birthday or (3) he dies; whichever occurs first; (b) otherwise, his interest shall be paid to him or applied for his benefit in a single sum within 60 days after such termination takes place.
7.6 Valuation for Distribution. For the purposes of paying the amounts to be distributed to a Participant or his beneficiaries under the provisions of this Article, the value of the Fund and the amount of the Participant's interest shall be determined in accordance with the provisions of Article VI as of the Valuation Date coincident with or next following the event which gives rise to a payment under this Article. There shall be added to such amount the additional contributions, if any, which are to be allocated to the Participant's Account pursuant to Article IV.
7.7 Timing of Distribution.
(a) A Participant entitled under this Article to receive benefits shall commence to receive benefits as soon as administratively practicable, but in no event shall any Participant receive benefits later than the earlier of the dates determined under (1), (2) or (3) below:
(1) the later of
(A) the 60th day after the close of the Plan Year in which the Participant attains his Normal Retirement Date or
(B) the 60th day after the close of the Plan Year in which the Participant's employment with all Participating Companies and all Affiliated Companies terminates;
(2) the later of
(A) the April 1st that follows the end of the calendar year in which the Participant attains age 70½; or
(B) (Effective only for Participants who attain age 70½ on or after January 1, 2002.) the April 1st that follows the end of the calendar year in which the Participant’s employment terminates; provided, however, that this Paragraph (a)(2)(B) shall not apply for a Participant who is a five-percent (5%) owner (as defined in section 416 of the Code) of a Participating Company at any time during the five-Plan Year period ending in the calendar year in which he attains Age 70½ or thereafter; or
(3) in the event of the Participant's death, December 31 of the calendar year following the year of the Participant's death.
(b) If a Participant attains age 70½ after December 31, 1995 but before January 1, 2002, and is not a 5-percent owner (within the meaning of section 416 of the Code) of a Participating Company at any time during the five-Plan Year period ending in the calendar year in which he attained age 70½ or thereafter, such Participant may elect to receive benefits on either (1) April 1 of the calendar year following the calendar year in which he attains age 70½, or (2) April 1 of the calendar year following the calendar year in which he terminates employment with all Participating Companies and all Affiliated Companies. Such election must be made, in a form provided by the Administrative Committee, not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70½. If the Participant fails to make a timely election, such Participant shall receive benefits not later than April 1 of the calendar year following the calendar year in which he attained age 70½.
(c) A Participant who terminates employment with a Participating Company on or after age 55, and whose Account exceeds $5,000 ($1,000 effective Mach 28, 2005), shall be entitled to defer payment of his benefits until a date not later than that specified in Section 7.7(a)(2).
(d) The Employee Benefit Plan Board shall supply to each Participant who is entitled to distribution before his death or attainment of age 65 and the value of whose Account exceeds $5,000 ($1,000 effective Mach 28, 2005), written information relating to his right to defer distribution under Section 7.4, 7.5 or 7.7(c). Such notice shall be furnished not less than 30 days nor more than 90 days prior to the Participant's benefit commencement date, except that such notice may be furnished less than 30 days prior to the Participant's benefit commencement date if (1) the Employee Benefit Plan Board informs the Participant that the Participant has the right to a period of at least 30 days after receiving such notice to consider the decision whether to elect a distribution, and the mode in which he desires such distribution to be made, and (2) the Participant, after receiving such notice, affirmatively elects a distribution.
7.8 Mode of Distribution. The sole form of benefit under Sections 7.2, 7.4 and 7.5 shall be a single sum payment. Any additional Stock which is subsequently allocated to the Participant's Account shall be distributed within 60 days following the date on which such allocation is actually made. At the election of the Participant, all distributions will be either in cash or in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof, if the Stock is not sold.
7.9 Withdrawals.
(a) Prior to July 31, 2006, a Participant could, by filing a written election with the Employee Benefit Plan Board, withdraw from his Account all Stock which had been allocated with respect to a Plan Year ending at least 84 months prior to the end of the Plan Year in which such election was made. The number of shares eligible for withdrawal during a Plan Year were determined on or before October 1 of the preceding Plan Year. Elections had to be received by the first day of March, June, September or December of the year in which the withdrawal was made. Payments of withdrawals were made within 60 days following the end of the quarter for which the election was made. As of July 31, 2006, a Participant may, by filing a written election with the Trustee, withdraw from his Account all Stock which has been allocated to the Participant’s Account for at least 36 months prior to the date such election is made.
(b) (1) Any Participant who has completed at least ten years of participation in the Plan and attained age 55 may elect within 90 days after the close of each Plan Year in the election period (as defined in Subsection (b)(2) below) to withdraw 25% of his Account attributable to Stock acquired by or contributed to the Plan on or after December 31, 1986 to the extent such portion of his Account exceeds the sum of (A) the amount to which a prior election under this Subsection applies and (B) any amount withdrawn under Subsection (a) pursuant to an election made within 90 days after the close of any Plan Year in the election period. In the case of a Participant's final election, "50%" shall be substituted for "25%" in the preceding sentence to determine the amount the Participant may withdraw or, effective July 31, 2006, re-invest. The determination of the date on which Stock is acquired by or contributed to the Plan shall be made in accordance with section 401(a)(28) of the Code and regulations thereunder.
(2) The election period for purposes of this Subsection is the six Plan Year period that begins with the Plan Year in which occurs the later of (A) the Participant's attainment of age 55 or (B) the first Plan Year in which the Participant has completed ten years of participation, except that the election period shall not begin before December 31, 1986.
(3) Payments of withdrawals under this Subsection 7.9(b) will be made within 90 days following the end of the 90-day period during which the withdrawal election is made.
(4) Effective July 31, 2006, if the Participant elects a re-investment, the portion of the Account specified in Section 7.9(b)(1) will be invested by the Trustee on behalf of the Participant in such investment choices as the Participant may select among the investments utilized by the Deferred Savings Plan and Employee Savings Plan. The transfer of investments, fees and charges, and limitations on investment withdrawals and deposits shall be the same as that imposed on such investments by the Trustee of the Deferred Savings Plan and Employee Savings Plan. The Participant shall have the right to withdraw any and all funds so invested, subject to investment administrative timing rules as may be imposed by the Trustee.
(c) Notwithstanding the provisions of Section 7.9(a) and (b) above, Officers may not withdraw or, effective July 31, 2006, re-invest, any Stock which has been in the Plan less than six months. Any election by an Officer to make a withdrawal or, effective July 31, 2006, re-invest, pursuant to this Section 7.9 must be made not less than six months prior to the date of the withdrawal and such election shall be irrevocable.
7.10 Optional Direct Transfer of Eligible Rollover Distributions.
(a) Except to the extent otherwise provided by section 401(a)(31) of the Code and regulations thereunder, a Participant, a surviving Spouse or an alternate payee under a Qualified Domestic Relations Order who is the spouse or former spouse of a Participant, entitled to receive a withdrawal or distribution from the Plan may elect to have the Trustee transfer all or a portion of the amount to be distributed directly to:
(1) an individual retirement account described in section 408(a) of the Code,
(2) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract),
(3) a qualified defined contribution retirement plan described in section 401(a) of the Code, the terms of which permit the acceptance of rollover contributions from this Plan,
(4) an annuity plan described in section 403(a) of the Code, the terms of which permit the acceptance of rollover contributions from this Plan,
(5) an annuity contract described in section 403(b) of the Code, or
(6) an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.
A beneficiary entitled to receive a distribution from the Plan who is the spouse of a Participant shall have the right to transfer all or a portion of the amount to be distributed directly to a section 408(a) or 408(b) plan described in Subsections (a)(1) and (a)(2) above.
(b) the Participant or beneficiary must specify the name of the plan to which the amount is to be transferred, on a form and in a manner prescribed by the Employee Benefit Plan Board.
(c) Subsection (a) shall not apply to the following distributions:
(1) any distribution of Matching Contributions,
(2) any distribution which is one of a series of substantially equal installments over either (1) a period of ten (10) years or more, or (2) a period equal to the life or life expectancy of the Participant or the joint lives or life expectancy of the Participant and his beneficiary,
(3) that portion of any distribution after the Participant's Required Beginning Date that is required to be distributed to the Participant by the minimum distribution rules of section 401(a)(9) of the Code, or
(4) such other distributions as may be exempted by applicable statute or regulation from the requirements of section 401(a)(31) of the Code.

ARTICLE VIII
ADMINISTRATION

8.1 Administration by Employee Benefit Plan Board.
(a) The Plan shall be administered by an Employee Benefit Plan Board, consisting of not more than five persons nor fewer than three persons. Members of the Employee Benefit Plan Board shall be appointed from time to time by the Board of Directors of PPL Corporation and shall serve at the pleasure of the Board of Directors of PPL Corporation. Vacancies shall be filled in the same manner as appointments. Any member of the Employee Benefit Plan Board may resign by delivering a written resignation to the Board of Directors or to the Secretary of the Employee Benefit Plan Board effective upon delivery or at any other future date specified therein.
(b) The Employee Benefit Plan Board shall elect a chairman from its members and shall appoint a secretary who may be, but need not be, a member of the Employee Benefit Plan Board. The Employee Benefit Plan Board shall not receive any compensation for its services.
(c) The Employee Benefit Plan Board may act at a meeting or in writing without a meeting. A majority of the members of the Employee Benefit Plan Board at the time in office shall constitute a quorum for the transaction of business at all meetings and a majority of those present at any meeting shall be required for action. All decisions by the Employee Benefit Plan Board arrived at without a meeting shall be made by the vote or assent of a majority of its members. No member of the Employee Benefit Plan Board may act, vote or otherwise influence a decision of the Employee Benefit Plan Board specifically relating to the Employee Benefit Plan Board member's own participation under the Plan.
(d) The Employee Benefit Plan Board may adopt such rules and regulations as it deems desirable for the conduct of its affairs. All rules and decisions of the Employee Benefit Plan Board shall be uniformly and consistently applied. The Employee Benefit Plan Board shall have the final right of interpretation, construction and determination under the Plan and decisions of the Employee Benefit Plan Board are final and conclusive for all purposes.
8.2 Duties and Powers of Employee Benefit Plan Board and Administrative Committee.
(a) In addition to the duties and powers described elsewhere hereunder, the Employee Benefit Plan Board shall have all such powers as may be necessary to discharge its duties hereunder including but not limited to the following specific duties and powers:
(1) to retain such consultants, accountants, agents, clerical assistants and attorneys as may be deemed necessary or desirable to render statements, reports and advice with respect to the Plan and to assist the Employee Benefit Plan Board in complying with all applicable rules and regulations affecting the Plan. Any consultants, accountants, or attorneys may be the same as those retained by PPL;
(2) to make such amendments as provided for in Article X;
(3) to enact uniform and nondiscriminatory rules and regulations to carry out the provisions of the Plan;
(4) to compute the amount of any distribution payable to a Participant or other amounts payable under the Plan and authorize disbursement from the Fund;
(5) to interpret the provisions of the Plan;
(6) to determine whether any domestic relations order received by the Plan is a qualified domestic relations order as provided in section 414(p) of the Code;
(7) to evaluate administrative procedures;
(8) to delegate such duties and powers as the Employee Benefit Plan Board shall determine from time to time to any person or persons or to an administrative committee. To the extent of any such delegation, the delegate shall have the duties, powers, authority, and discretion of the Employee Benefit Plan Board; and
(9) to establish a claims procedure under which claims will be reviewed by the Manager-Employee Benefits of PPL (effective upon the closing of the PPL Corporation corporate realignment pursuant to which PPL will separate its electric generation and energy marketing operations from its regulated electric transmission and distribution business, by the Manager-Employee Benefits of PPL Services Corporation), or such other individual as may be designated by the Vice President-Human Resources of PPL (effective upon the closing of the PPL Corporation corporate realignment pursuant to which PPL will separate its electric generation and energy marketing operations from its regulated electric transmission and distribution business, by the Vice President-Human Resources of PPL Services Corporation) and under which each claimant shall receive notice in writing in the event any claim for benefits with respect to a Participant's participation in the Plan has been denied; such notice shall set forth the specific reasons for such denial. Such claims procedure shall also provide an opportunity for full and fair review by the Administrative Committee of the Employee Benefit Plan Board;
(b) In addition, to any other duties and powers it may possess, the Administrative Committee of the Employee Benefit Plan Board shall have the following specific duties and powers:
(1) to resolve questions or disputes relating to eligibility for distributions or the amount of distributions under the Plan;
(2) to interpret the provisions of the Plan;
The Employee Benefit Plan Board and the Administrative Committee of the Employee Benefit Plan Board shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of the Employee Benefit Plan Board and the Administrative Committee of the Employee Benefit Plan Board are final and conclusive for all purposes.
8.3 Reliance on Reports and Certificates. The members of the Employee Benefit Plan Board and the officers and directors of PPL, any Participating Company and PPL Corporation shall be entitled to rely upon all valuations, certificates and reports made by the Trustee or by any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.
8.4 Functions. The Employee Benefit Plan Board shall cause to be maintained such books of account, records and other data as may be necessary or advisable in its judgment for the purpose of the proper administration of the Plan.
8.5 Indemnification of the Employee Benefit Plan Board. Each member of the Employee Benefit Plan Board, the Administrative Committee, and each of their designees shall be indemnified by the Participating Companies against expenses (other than amounts paid in settlement to which a Participating Company does not consent) reasonably incurred by him in connection with any action to which he may be a party by reason of the delegation to him of administrative functions and duties, except in relation to matters as to which he shall be adjudged in such action to be personally guilty of negligence or willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the member of the Employee Benefit Plan Board, the Administrative Committee, and each of their designees may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the member of the Employee Benefit Plan Board, the Administrative Committee and each of their designees may be entitled pursuant to the bylaws of PPL. Service on the Employee Benefit Plan Board shall be deemed in partial fulfillment of the Employee Benefit Plan Board member's function as an employee, officer and/or director of PPL or PPL Corporation, if he serves in such other capacity as well.
8.6 Allocation of Fiduciary Responsibilities. A fiduciary shall have only those specific powers, duties, responsibilities and obligations as are specifically given under this Plan or the Trust Agreement. A fiduciary may serve in more than one fiduciary capacity with respect to the Plan. It is intended that each fiduciary shall be responsible for the proper exercise of the fiduciary's own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement, and generally shall not be responsible for any act or failure to act of another fiduciary.

ARTICLE IX

THE FUND

9.1 Designation of Trustee. PPL, by appropriate resolution of its Board of Directors, shall name and designate a Trustee and enter into a Trust Agreement with such Trustee. PPL shall have the power to amend the Trust Agreement, remove the Trustee, and designate a successor Trustee, all as provided in the Trust Agreement. All of the assets of the Plan shall be held by the Trustee for use in accordance with this Plan in providing for the benefits hereunder.
9.2 Exclusive Benefit. Prior to the satisfaction of all liabilities under the Plan in the event of termination of the Plan, no part of the corpus or income of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries except as expressly provided in this Plan and in the Trust Agreement.
9.3 No Interest in Fund. No persons shall have any interest in, or right to, any part of the assets or income of the Fund, except as to and to the extent expressly provided in this Plan and in the Trust Agreement.
9.4 Trustee. The Trustee shall be the fiduciary with respect to management and control of Plan assets held by it and shall have exclusive and sole responsibility for the custody and investment thereof in accordance with the Trust Agreement.
9.5 Expenses. All expenses of administration of this Plan shall be paid from the Fund unless they are paid directly by a Participating Company.

ARTICLE X
AMENDMENT OR TERMINATION OF THE PLAN

10.1 Amendment. Each Participating Company shall have the power to amend the Plan by or pursuant to action of its board of directors, but any such amendment to the Plan must be approved by PPL Services Corporation, and shall only apply to those Participants who are employees of the Participating Company authorizing the amendment. Any amendment that significantly affects the cost of the Plan or significantly alters the benefit design or eligibility requirements of the Plan shall be adopted by both PPL Services Corporation and any Participating Company whose employees are affected. In addition, the Employee Benefit Plan Board may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on the Participating Company to which it applies. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no such amendment or termination shall cause any part of the monies contributed hereunder to revert to PPL or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan. Upon complete termination of the Plan without establishment or maintenance of a successor plan (other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code), Participants may receive distribution of their Accounts. Amendments to the allocation formulas contained in Article V shall not be made more frequently than once every six months.
10.2 Termination. The Plan and the Fund forming part of the Plan may be terminated or contributions completely discontinued at any time by or pursuant to action of the board of directors of PPL Corporation. In the event of a termination, partial termination, or a complete discontinuance of contributions or in the event PPL Corporation is dissolved, liquidated, or adjudicated a bankrupt, the interest of the Participants, their estates and beneficiaries, shall be nonforfeitable and shall be fully vested, and distributions shall be made to them in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof. When all assets have been paid out by the Trustee, the Fund shall cease. Any distribution after termination of the Plan may be made at any time, and from time to time, in whole or in part in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof; provided, however, that no Stock may be distributed to a Participant within seven years after the month in which such Stock was allocated to the Participant's Account except in the case of the Participant's retirement, Total Disability, death or other termination of employment with PPL and all Affiliated Companies. In making such distributions, any and all determinations, divisions, appraisals, apportionments and allotments so made shall be final and conclusive.
10.3 Special Rule. In the event that the Plan is terminated in accordance with Section 10.2, unallocated amounts held in a suspense account described in Section 5.5 shall be allocated among Participants, subject to the limitations of Section 5.5, in the year of termination and amounts which cannot be allocated by reason of the limitations of Section 5.5 may be withdrawn from the Fund and returned to PPL or PPL Corporation.
10.4 Merger. The Plan shall not be merged with or consolidated with, or its assets be transferred to, any other qualified retirement plan unless each Participant would (assuming the Plan then terminated) receive a benefit after such merger, consolidation or transfer which is of actuarial value equal to or greater than the benefit he would have received from the value of his Account if the Plan had been terminated on the day before such merger, consolidation or transfer. No amounts shall be transferred to this Plan which would cause the Plan to be a direct or indirect transferee of a plan to which the joint and survivor annuity and pre-retirement survivor annuity requirements of sections 401(a)(11) and 417 of the Code apply.

ARTICLE XI
TOP HEAVY PROVISIONS

11.1 General. The following provisions shall apply automatically to the Plan and shall supersede any contrary provisions for each Plan Year in which the Plan is a Top Heavy Plan (as defined below). It is intended that this Article shall be construed in accordance with the provisions of section 416 of the Code.
11.2 Definitions. The following definitions shall supplement those set forth in Article II of the Plan:
(a) "Aggregation Group" shall mean:
(1) each plan (including a frozen plan or a plan which has been terminated during the 1-year period ending on the Determination Date) of PPL or an Affiliated Company in which a Key Employee is a participant,
(2) each other plan (including a frozen plan or a plan which has been terminated during the 1-year period ending on the Determination Date) of PPL or an Affiliated Company which enables any plan in which a Key Employee participates to meet the requirements of section 401(a)(4) or 410 of the Code, and
(3) each other plan (including a frozen plan or a plan which has been terminated during the 1-year period ending on the Determination Date) of PPL or an Affiliated Company which is included by the Employee Benefit Plan Board if the Aggregation Group, including such plan, would continue to meet the requirements of sections 401(a)(4) and 410 of the Code.
(b) "Determination Date" shall mean the last day of the preceding Plan Year, except for the first Plan Year, it shall mean the last day of that Plan Year.
(c) "Key Employee" shall mean any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, “annual compensation” means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.
(d) "Key Employee Ratio" shall mean the ratio for any Plan Year, calculated as of the Determination Date of such Plan Year, determined by comparing the amount described in Subsection (d)(1) with the amount described in Subsection (d)(2) after deducting from each such amount any portion thereof described in Subsection (d)(3).
(1) The sum of (A) the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group, (B) the balances in all of the accounts of Key Employees under all qualified defined contribution plans included in the Aggregation Group, and (C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any Key Employee during the 1-year period ending on the Determination Date, except benefits paid on account of death in excess of the accrued benefit or account balances immediately prior to death. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, the provisions of the foregoing subsection (C) shall be applied by substituting "5-year period" for "1-year period."
(2) The sum of (A) the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group, (B) the balances in all of the accounts of all participants under all qualified defined contribution plans included in the Aggregation Group and (C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any participant during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, the provisions of the foregoing subsection (C) shall be applied by substituting "5-year period" for "1-year period."
(3) The sum of (A) all rollover contributions (or fund to fund transfers) to the Plan by an Employee after December 31, 1983, from a plan sponsored by an employer which is not PPL or an Affiliated Company, (B) any amount that is included in Subsections (d)(1) and (2) for a person who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year, and (C) for Plan Years beginning after December 31, 1984, any amount that is included in Subsections (d)(1) and (2) for a person who had not performed any services for PPL during the 1-year period ending on the Determination Date.
(4) The present value of accrued benefits under all qualified defined benefit plans included in the Aggregation Group shall be determined (A) on the basis of the 1971 TPF&C Forecast Mortality Table and an interest rate of six and one-half percent (6½%) and (B) under the accrual method used for all qualified defined benefit plans maintained by PPL or any Affiliated Company, if a single method is used for all such plans, or otherwise, the slowest accrual method permitted under section 411 (b) (1) (C) of the Code.
(e) "Non-Key Employee" shall mean any person who is an Employee or a former Employee of PPL or an Affiliated Company in any Plan Year but who is not a Key Employee as to that Plan Year. The term Non-Key Employee shall also include the beneficiaries of such persons.
(f) "Top Heavy Plan" shall mean each plan in an Aggregation Group if, as of the applicable Determination Date, the Key Employee Ratio exceeds sixty percent (60%) determined in accordance with section 416 of the Code.
11.3 Minimum Contributions for Non-Key Employees.
(a) In each Plan Year in which the Plan is a Top Heavy Plan, each Eligible Employee who is not a Key Employee (except an Eligible Employee who is not a Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year or an Eligible Employee who is covered by a collective bargaining agreement) and who is actively employed by PPL on the last day of such Plan Year will receive a total minimum Company Contribution (including forfeitures) under all plans described in Section 11.2(a)(1) and (2) of not less than three percent (3%) of the Eligible Employee's annual compensation as defined in section 415 of the Code. Salary reduction contributions to such plans made on behalf of an Eligible Employee in plan years beginning after December 31, 1984 but before January 1, 1989, shall be deemed to be Company Contributions for the purpose of this Subsection. Company Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Company Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Company Contributions that are used to satisfy the minimum contribution requirements shall be treated as Company Contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.
(b) The percentage set forth in Section 11.3(a) shall be reduced to the percentage at which contributions, including forfeitures are made (or are required to be made) for a Plan Year for the Key Employee for whom such percentage is the highest for such Plan Year. This percentage shall be determined for each Key Employee by dividing the contribution for such Key Employee by his compensation, as defined in section 415 of the Code, for the Plan Year, determined under Section 11.4. All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section 11.3; however, this Section 11.3(b) shall not apply to any plan which is required to be included in an Aggregation Group if such plan enables a defined benefit plan in such group to meet the requirements of section 401(a)(4) or section 410 of the Code.
(c) If a Non-Key Employee described in Subsection (a), participates in both a defined benefit plan and a defined contribution plan described in Sections 11.2(a)(1) and (2) maintained by PPL, PPL is not required to provide such Employee with both the minimum benefit and the minimum contribution. Regulations prescribed by the Secretary of the Treasury shall serve to prevent inappropriate omissions or duplications of minimum benefits or contributions.
11.4 Social Security. The Plan for each Plan Year in which it is a Top Heavy Plan, must meet the requirements of this Article XI without regard to any Social Security or similar contributions or benefits.

ARTICLE XII
GENERAL PROVISIONS

12.1 No Employment Rights. Neither the action of PPL in establishing the Plan, nor any provisions of the Plan, nor any action taken by it or by the Employee Benefit Plan Board shall be construed as giving to any employee of a Participating Company the right to be retained in its employ, or any right to payment except to the extent of the benefits provided in the Plan to be paid from the Fund.
12.2 Source of Benefits. All benefits payable under the Plan shall be paid or provided for solely from the Fund, and neither any Participating Company nor PPL Corporation assume liability or responsibility therefor.
12.3 Governing Law. All questions pertaining to the validity, construction and operation of the Plan shall be determined in accordance with the laws of Pennsylvania, except to the extent superseded by ERISA.
12.4 Spendthrift Clause.
(a) No benefit payable at any time under this Plan, and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant or beneficiary, or be subject to attachment, garnishment, levy, execution or other legal or equitable process, except for (1) an amount necessary to satisfy a federal tax levy made pursuant to section 6331 of the Code, (2) any benefit payable pursuant to a domestic relations order within the meaning of the Code or (3) an offset of a Participant's benefit as described in section 206(d)(4) of ERISA on account of a crime or fiduciary breach.
(b) Any attempt to alienate or assign such benefit, whether presently or thereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liability of any Participant or beneficiary. If any Participant or beneficiary shall attempt to, or shall, alienate or assign his benefits under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon anyone else or would not be enjoyed by him, then the Employee Benefit Plan Board may terminate payment of such benefit and hold or apply it to or for the benefit of the Participant or beneficiary.
(c) The Employee Benefit Plan Board shall review any domestic relations order to determine whether it is qualified within the meaning of section 414(p) of the Code. An order shall not be qualified unless it complies with all applicable provisions of the Plan concerning mode of payment and manner of elections. Notwithstanding the preceding sentence and any restrictions on timing of distributions and withdrawals under the Plan, an order may provide for distribution immediately or at any other time specified in the order.
12.5 Incapacity. If the Employee Benefit Plan Board deems any Participant who is entitled to receive payments hereunder incapable of receiving or disbursing the same by reason of age, illness or infirmity or incapacity of any kind, the Employee Benefit Plan Board may direct the Trustee to apply such payment directly for the comfort, support and maintenance of such Participant or to pay the same to any responsible person caring for the Participant as determined by the Employee Benefit Plan Board to be qualified to receive and disburse such payments for the Participant's benefit, and the receipt of benefit such person shall be a complete acquittance for the payment of benefit. Payments pursuant to this Section 12.5 shall be complete discharge to the extent thereof of any and all liability of the Participating Companies, PPL Corporation, the Employee Benefit Plan Board, the Administrative Committee (if any), the Trustee, and the Fund.
12.6 Gender and Number. Except where otherwise clearly indicated by context, the masculine shall include the feminine, the singular shall include the plural, and vice versa.
12.7 Voting or Tendering Stock. Each Participant (or, in the event of his or her death, his or her beneficiary) is, for purposes of this Section 12.7, hereby designated a “named fiduciary,” within the meaning of section 403(a)(1) of ERISA with respect to his or her proportionate number of shares of Stock (such proportionate number of shares being determined at the respective times such fiduciary rights are exercisable, as set forth below).
(a) Voting Rights. Each Participant (or beneficiary) shall have the right, to the extent of his or her proportionate number of shares of Stock (as determined in the last sentence of this Section 12.7(a)) to instruct the Trustee in writing as to the manner in which to vote such Stock at any stockholders’ meeting of PPL Corporation. PPL shall use its best efforts to timely distribute or cause to be distributed to each Participant (or beneficiary) the information distributed to stockholders of PPL Corporation in connection with any such stockholders' meeting, together with a form requesting confidential instructions to the Trustee on how such shares of Stock shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of shares of Stock (including fractional shares). An individual’s proportionate number of shares of Stock held in the trust shall be equal to the product of multiplying the total number of shares of Stock by a fraction, the numerator of which shall be the respective number of shares of Stock which are held in such individual’s account for which he or she provides instructions to the Trustee and the denominator of which shall be the number of shares of Stock in all such accounts for which instructions are provided to the Trustee.
(b) Rights on Tender or Exchange Offer. Each Participant (or beneficiary) shall have the right, to the extent of his or her proportionate number of shares of Stock (as determined in the last sentence of this Section 12.7(b)) of shares to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to such Stock. PPL shall use its best efforts to timely distribute or cause to be distributed to each such Participant (or beneficiary) the information distributed to stockholders of PPL Corporation in connection with any such tender or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to such shares. If, and to the extent that, the Trustee shall not have received timely instructions from any individual given a right to instruct the Trustee with respect to certain shares of Stock by the first sentence of this Section 12.7(b), such individual shall be deemed to have timely instructed the Trustee not to tender or exchange such shares of Stock. An individual’s proportionate number of shares of Stock shall be equal to the product of multiplying the total number of shares of Stock by a fraction, the numerator of which shall be the number of shares which are held in such individual’s account and the denominator of which shall be the total number of shares of Stock.
(c) Confidentiality. All instructions received by the Trustee from individual participants (or beneficiaries) pursuant to this Section 12.7 shall be held by the Trustee in strict confidence and shall not be divulged or released to any person; provided, that, to the extent necessary for the operation of the Plan or compliance with applicable law, such instructions may be relayed by the Trustee to a recordkeeper, auditor or other person providing services to the Plan or responsible for monitoring compliance with applicable laws, if such person is either:
(1)
a person who is not a Participating Company or an Affiliated Company or an employee, officer or director of a Participating Company or an Affiliated Company and who agrees not to divulge such instructions to any other person, including a Participating Company, an Affiliated Company, or employees, officers and directors of a Participating Company or an Affiliated Company; or

(2)
a person who is an employee of a Participating Company or an Affiliated Company, if such person is specifically authorized by the Employee Benefit Plan Board to receive such information pursuant to confidentiality procedures designed to safeguard the confidentiality of such information. The Employee Benefit Plan Board shall be responsible for monitoring compliance with such procedures, for the adequacy of such procedures, and for appointing an independent fiduciary to carry out activities relating to any situation that, in the determination of the Employee Benefit Plan Board, involves a potential for undue employer influence on Participants (or beneficiaries) with regard to their exercise of rights under this Section 12.7.

12.8 Use of Loan Proceeds. Subject to 12.9, no Stock acquired with the proceeds of an exempt loan (within the meaning of section 4975(e)(7) of the Code) shall be subject to a put, call, or other option or buy-sell or similar arrangement while held by or when distributed from the Plan, whether or not the Plan is an employee stock ownership plan at such time.
12.9 Put Option. In the event the Stock is ever not readily tradeable on an established market (whether or not the Plan is an employee stock ownership plan at such time), PPL or PPL Corporation shall issue a "put option" to each Participant or beneficiary receiving a distribution of Stock from the Plan. Such put option shall permit the Participant or beneficiary to sell such Stock to PPL or PPL Corporation, at any time during two option periods (described below), at the then fair-market value, as determined by an independent appraiser (as defined in section 401(a)(28) of the Code). The first put option period shall be a period of 60 days commencing on the date the Stock is distributed to the Participant or beneficiary. If the put option is not exercised within that period, it will temporarily lapse. Upon the close of the Plan Year in which such temporary lapse of the put option occurs, the Employee Benefit Plan Board shall establish the value of the Stock, as determined by an independent appraiser, and shall notify each distributee who did not exercise the initial put option prior to its temporary lapse in the preceding Plan Year of the revised value of the Stock. The second period during which the put option may be exercised shall commence on the date such notice of revaluation is given and shall permanently terminate 60 days thereafter. The Trustee may be permitted by PPL to purchase Stock tendered to PPL or PPL Corporation under a put option. The Participant may elect that the payment for Stock sold pursuant to a put option shall be made in one of the following forms:
(a) in substantially equal annual installments commencing within 30 days from the date of the exercise of the put option and over a period not exceeding five years, with interest payable at a reasonable rate on any unpaid installment balance, with adequate security provided, and without penalty for any prepayment of such installments; or
(b) in a lump sum as soon as practicable after the exercise of the put option.
The Trustee, on behalf of the Trust, may offer to purchase any shares of Stock (which are not sold pursuant to a put option) from any former Participant or beneficiary, at any time in the future, at their then fair-market value as determined by an independent appraiser.
12.10 Compliance with Rule 16b-3. With respect to Participants subject to section 16 of the Securities Exchange Act of 1934, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Board of Directors, the board of directors of PPL Corporation or Employee Benefit Plan Board involving such a Participant is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board of Directors, the board of directors of PPL Corporation or Employee Benefit Plan Board.

ARTICLE XIII
TREATMENT OF RETURNING VETERANS

13.1 Applicability and Effective Date. The rights of any Returning Veteran who resumes employment with a Participating Company on or after December 12, 1994 shall be modified as set forth in this Article.
13.2 Eligibility to Participate. For purposes of Section 3.1,
(a) A Returning Veteran who was an Eligible Employee immediately prior to his Qualified Military Service shall be deemed to have remained an Eligible Employee throughout his Qualified Military Service.
(b) A Returning Veteran who would have become an Eligible Employee during the period of his Qualified Military Service, but for the resulting absence from employment, shall be deemed to have become an Eligible Employee as of the date he would have become an Eligible Employee if he had not entered into Qualified Military Service.
13.3 Restoration of Dividend-based Contributions. With respect to any Plan Year for which a Returning Veteran would have been a Participant, but failed to share in Dividend-based Contributions solely by reason of his Qualified Military Service, the Participating Company shall contribute to such Participant's Account an amount equal to the Dividend-based Contributions that would have been allocated to his Account, but for his absence for Qualified Military Service. Such contribution shall not include the earnings that would have accrued on such amount.
13.4 Determination of Compensation. For purposes of determining the amount of any contributions under Section 13.3 and for applying the limits of Section 5.5, a Participant's compensation during any period of Qualified Military Service shall be deemed to equal either:
(a) the compensation he would have received but for such Qualified Military Service, based on the rate of pay he would have received from a Participating Company; or
(b) if the amount described in (a) above is not reasonably certain, his average compensation from a Participating Company during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service). Such amount shall be adjusted as necessary to reflect the length of the Participant's Qualified Military Service.
13.5 Application of Certain Limitations. For purposes of applying the limitations of Section 5.5, any contributions described in Section 13.3, shall be treated as contributions for the Limitation Year to which they relate, rather than the Limitation Year in which they are actually made.
13.6 Administrative Rules and Procedures. The Employee Benefit Plan Board shall establish such rules and procedures as it deems necessary or desirable to implement the provisions of this Article, provided that they are not in violation of the Uniformed Services Employment and Reemployment Rights Act of 1994, any regulations thereunder, or any other applicable law.
Executed this ___day of January, 2007.
PPL SERVICES CORPORATION

By _____________________________

Ronald Schwarz
Vice President-Human Resources

Appendix A

Participating Company

Name		Effective Date
1.	PPL Services Corporation	July 1, 2000
2.	PPL Electric Utilities Corporation	January 1, 1975
3.	PPL EnergyPlus, LLC	July 14, 1998
4.	PPL Generation, LLC	July 1, 2000
5.	PPL Brunner Island, LLC	July 1, 2000
6.	PPL Holtwood, LLC	July 1, 2000
7.	PPL Martins Creek, LLC	July 1, 2000
8.	PPL Montour, LLC	July 1, 2000
9.	PPL Susquehanna, LLC	July 1, 2000
10.	PPLSolutions, LLC	January 1, 2002
11.	PPL Telcom, LLC	February 5, 2001
12.	Lower Mount Bethel Energy, LLC	September 30, 2002
13.	PPL Edgewood Energy, LLC	April 1, 2003
14.	PPL Maine, LLC	April 1, 2003
15.	PPL Wallingford Energy, LLC	April 1, 2003
16.	PPL Development Company, LLC	January 1, 2006
17.	PPL Global, LLC	January 1, 2006
18.	PPL Energy Services Group, LLC	September 25, 2006

Schedule A

Effective July 1, 2000

A.
For all Participating Companies, "Compensation" shall mean the annual compensation received by an Employee from a Participating Company as reported on Internal Revenue Service Form W-2 or a successor form plus the Employee's elective deferrals under the Employee Savings Plan or Deferred Savings Plan; provided, however, that Compensation shall not include bonuses or fringe benefits not normally included in compensation, such as tuition refunds, moving expenses, etc. and shall not, for purposes of allocation under Section 5.2(a), include any amount in excess of (i) for the 1975 and 1976 Plan Years, $16,000 and (ii) commencing with the 1977 Plan Year, the median annual compensation of all Participants during the Plan Year or $100,000, whichever is less. Such median compensation shall be determined as of the close of a Plan Year and shall be rounded to an even thousand dollars. Compensation shall also include the additional compensation listed below, for Participants in the Participating Company listed herein.

B.	Effective January 1, 2000 only the following additional compensation for the following Participating Companies shall be included in Compensation, as defined in this Schedule A.
1.
PPL Electric Utilities Corporation (formerly PP&L, Inc.), PPL EnergyPlus, LLC (formerly PP&L EnergyPlus Co., LLC), PPL Services Corporation, PPL Generation, LLC, PPL Brunner Island, LLC, PPL Holtwood, LLC, PPL Martins Creek, LLC, PPL Montour, LLC, PPL Susquehanna, LLC, PPL Telcom, LLC (effective 2/5/01), PPLSolutions, LLC (effective 1/1/02), Lower Mount Bethel Energy, LLC (effective 9/30/02), PPL Edgewood Energy, LLC (effective 4/1/03), PPL Maine, LLC (effective 4/1/03), PPL Wallingford Energy, LLC (effective 4/1/03), PPL Development Company, LLC (effective 1/1/06), PPL Global, LLC (effective 1/1/06), and PPL Energy Services Group, LLC (effective 9/25/06).

a)	Any single sum award paid from the variable compensation fund created annually with a percentage of annualized base salaries in accordance with the Managers Compensation Plan.

2. PPL EnergyPlus, LLC (formerly PP&L EnergyPlus Co., LLC):

a) Any sales incentive award paid as a single sum on an annual basis.

SCHEDULE B

Schedule Of Minimum Distribution Requirements

Section 1. General Rules

1.1 Effective Date. The provisions of this Schedule will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.
1.2 Precedence. The requirements of this Schedule will take precedence over any inconsistent provisions of the Plan.
1.3 Requirements of Treasury Regulations Incorporated. All distributions required under this Schedule will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.
1.4 TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Schedule, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

Section 2. Time and Manner of Distribution.

2.1 Required Beginning Date. The Participant's entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant's required beginning date.
2.2 Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest will be distributed, or begin to be distributed, no later than as follows:
(a) If the Participant's surviving spouse is the Participant's sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.
(b) If the Participant's surviving spouse is not the Participant's sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(c) If there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.
(d) If the Participant's surviving spouse is the Participant's sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section 2.2, other than section 2.2(a), will apply as if the surviving spouse were the Participant.
For purposes of this section 2.2 and section 4, unless section 2.2(d) applies, distributions are considered to begin on the Participant's required beginning date. If section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant's required beginning date (or to the Participant's surviving spouse before the date distributions are required to begin to the surviving spouse under section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.
2.3 Forms of Distribution. Unless the Participant's interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this Schedule. If the Participant's interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

Section 3. Required Minimum Distributions During Participant's Lifetime.

3.1 Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant's lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
(a) the quotient obtained by dividing the Participant's account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's age as of the Participant's birthday in the distribution calendar year; or
(b) if the Participant's sole designated beneficiary for the distribution calendar year is the Participant's spouse, the quotient obtained by dividing the Participant's account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's and spouse's attained ages as of the Participant’s and spouse's birthdays in the distribution calendar year.
3.2 Lifetime Required Minimum Distributions Continue Through Year of Participant's Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant's date of death.

Section 4. Required Minimum Distributions After Participant's Death.

4.1 Death On or After Date Distributions Begin.
(a) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant's designated beneficiary, determined as follows:
(1)  The Participant's remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(2)  If the Participant's surviving spouse is the Participant's sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant's death using the surviving spouse's age as of the spouse's birthday in that year. For distribution calendar years after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year.
(3)  If the Participant's surviving spouse is not the Participant's sole designated beneficiary, the designated beneficiary's remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant's death, reduced by one for each subsequent year.
(b) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant's death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the Participant's remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
4.2 Death Before Date Distributions Begin.
(a) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the remaining life expectancy of the Participant's designated beneficiary, determined as provided in section 4.1.
(b) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, distribution of the Participant's entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.
(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant's surviving spouse is the Participant's sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section 2.2(a), this section 4.2 will apply as if the surviving spouse were the Participant.

Section 5. Definitions.

5.1 Designated beneficiary. The individual who is designated as the beneficiary under Section 7.3 of the Plan and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.
5.2 Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's required beginning date. For distributions beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 2.2. The required minimum distribution for the Participant's first distribution calendar year will be made on or before the Participant's required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, will be made on or before December 31 of that distribution calendar year.
5.3 Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.
5.4 Participant's account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.
5.5 Required beginning date. The date specified in Section 7.7 of the Plan.